Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253071
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.050% Senior Notes due 2032	$500,000,000	99.705%	$498,525,000	$46,214
(1)	The filing fee of $46,214 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement
(to Prospectus dated February 12, 2021)

TAPESTRY, INC.
$500,000,000 3.050% Senior Notes due 2032
We are offering $500,000,000 aggregate principal amount of our 3.050% Senior Notes due 2032 (the “Notes”). We will pay interest on the Notes semi-annually on March 15 and September 15 of each year, beginning on March 15, 2022. The Notes will mature on March 15, 2032.
We may redeem some or all of the Notes at any time at the applicable redemption price determined as set forth under “Description of the Notes—Optional Redemption.” Upon the occurrence of a “change of control triggering event,” we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase, as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event.”
The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations.
The Notes are a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any automated quotation system.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-6 for a discussion of certain risks that you should consider in connection with an investment in the Notes.
	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us(1)
Per Note	99.705%	0.650%	99.055%
Total	$498,525,000	$3,250,000	$495,275,000
(1)	Plus accrued interest, if any, from December 1, 2021.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the Notes will be made to investors in book-entry form only through The Depository Trust Company for the benefit of its direct and indirect participants, including Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme, on or about December 1, 2021.

Joint Book-Running Managers
BofA Securities	J.P. Morgan	HSBC
Citigroup	TD Securities
Senior Co-Managers
Goldman Sachs & Co. LLC	US Bancorp	Wells Fargo Securities
Co-Managers
BNP PARIBAS	Loop Capital Markets	MUFG	PNC Capital Markets LLC
November 16, 2021

Prospectus Supplement
Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
In this prospectus supplement, unless otherwise stated or the context otherwise requires, “Tapestry,” “ourselves,” “we,” “our,” “us,” and the “Company” refer to Tapestry, Inc. and its subsidiaries, and “Coach,” “Kate Spade,” “kate spade new york” or “Stuart Weitzman” refer only to the referenced brand. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.
We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making your investment decision.
We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that relevant date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.
We utilize a 52-53 week fiscal year ending on the Saturday closest to June 30. Our current fiscal year ending July 2, 2022 (“fiscal 2022”) will be a 52-week period. The fiscal year ended July 3, 2021 (“fiscal 2021”) was a 53-week period and the fiscal years ended June 27, 2020 (“fiscal 2020”) and June 29, 2019 (“fiscal 2019”) were each 52-week periods. The first quarter of fiscal 2022 ended on October 2, 2021 and was a 13-week period.
This prospectus supplement and the accompanying prospectus include registered trademarks, trade names and service marks of the Company and its subsidiaries.
S-iii

INCORPORATION BY REFERENCE
In this prospectus supplement, we “incorporate by reference” certain information that we file with the Securities and Exchange Commission (the “SEC”), which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:
•	Our Annual Report on Form 10-K for the fiscal year ended July 3, 2021 (filed on August 19, 2021) (the “2021 Form 10-K”);
•	Our Quarterly Report on Form 10-Q for the quarter ended October 2, 2021 (filed on November 12, 2021) (the “First Quarter Form 10-Q”);
•
Our Current Reports on Form 8-K (filed on August 31, 2021, September 17, 2021, November 5, 2021, November 12, 2021 (other than any portions of such filing that are furnished pursuant to Item 2.02 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) under applicable SEC rules rather than filed) and November 15, 2021); and

•	The portions of our Definitive Proxy Statement on Schedule 14A (filed on September 24, 2021) which were incorporated by reference into our 2021 Form 10-K.
All documents and reports that we file with the SEC (other than any portion of such filings that are furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the termination of the offering under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on our website (http://www.tapestry.com/investors) is not incorporated into this prospectus supplement or the accompanying prospectus. The reference to our website is intended to be an inactive textual reference.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.
S-iv

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus supplement, and the documents incorporated by reference in this prospectus supplement, contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “may,” “will,” “should,” “expect,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential,” the negative of these terms or comparable terms.
Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” in this prospectus supplement, in the 2021 Form 10-K and the First Quarter 10-Q, and otherwise discussed in our filings made from time to time with the SEC after the date of the registration statement of which this prospectus supplement is a part, as well as:
•
the impact of the novel coronavirus (“Covid-19”) global pandemic on our business and financial results, including impacts on our supply chain due to temporary closures of our manufacturing partners and shipping and fulfillment constraints;

•	our ability to successfully execute our multi-year growth agenda under our Acceleration Program (as defined in our 2021 Form 10-K);
•	the impact of economic conditions;
•	our ability to control costs;
•	our exposure to international risks, including currency fluctuations and changes in economic or political conditions in the markets where we sell or source our products;
•	the risk of cyber security threats and privacy or data security breaches;
•	the effect of existing and new competition in the marketplace;
•	our ability to retain the value of our brands and to respond to changing fashion and retail trends in a timely manner, including our ability to execute on our e-commerce and digital strategies;
•	the effect of seasonal and quarterly fluctuations on our sales or operating results;
•	our ability to protect against infringement of our trademarks and other proprietary rights;
•	the impact of tax and other legislation;
•	our ability to achieve intended benefits, cost savings and synergies from acquisitions;
•	the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products;
•	the impact of pending and potential future legal proceedings; and
•	the risks associated with climate change and other corporate responsibility issues.
These factors are not necessarily all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. A detailed discussion of significant risk factors that have the potential to cause our actual results to differ materially from our expectations is described in “Risk Factors” on page S-6 and in Part I, Item 1A of the 2021 Form 10-K, which we have filed with the SEC and is incorporated by reference herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
S-v

SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may wish to consider before investing in our securities. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our debt securities discussed under “Risk Factors.”
The Company
We are a leading New York-based house of modern luxury accessories and lifestyle brands. Our global house of brands unites the magic of Coach, kate spade new york and Stuart Weitzman. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. We use our collective strengths to move our customers and empower our communities, to make the fashion industry more sustainable, and to build a company that’s equitable, inclusive, and diverse. Individually, our brands are iconic. Together, we can stretch what’s possible.
Our Brands
The Company has three reportable segments:
•
Coach includes global sales of Coach products to customers through Coach operated stores, including e-commerce sites and concession shop-in-shops, and sales to wholesale customers and through independent third party distributors. This segment represented 74.0% of total net sales in fiscal 2021.

•
Kate Spade includes global sales primarily of kate spade new york brand products to customers through Kate Spade operated stores, including e-commerce sites, sales to wholesale customers, through concession shop-in-shops and through independent third party distributors. This segment represented 21.1% of total net sales in fiscal 2021.

•
Stuart Weitzman includes global sales of Stuart Weitzman brand products primarily through Stuart Weitzman operated stores, including e-commerce sites, sales to wholesale customers and through independent third party distributors. This segment represented 4.9% of total net sales in fiscal 2021.

Coach
Coach is a leading design house of modern luxury accessories and lifestyle collections, with a long-standing reputation built on quality craftsmanship. Defined by a free-spirited, all-American attitude, the brand approaches design with a modern vision, reimagining luxury for today with an authenticity and innovation that is uniquely Coach. All over the world, the Coach name is synonymous with effortless New York style.
Kate Spade
Since its launch in 1993 with a collection of six essential handbags, kate spade new york has always stood for color, wit, optimism and femininity. Today, it is a global lifestyle brand synonymous with joy, delivering seasonal collections of handbags, ready-to-wear, jewelry, footwear, gifts, home décor and more. Known for its rich heritage and unique brand DNA, kate spade new york offers a distinctive point of view, and celebrates communities of women around the globe who live their perfectly imperfect lifestyles.
Stuart Weitzman
Stuart Weitzman is a leading accessories brand that is synonymous with strength in femininity. Defined by an energetic, bold and purpose-driven attitude, Stuart Weitzman is known for its unique approach to melding fashion, function and fit in every silhouette. The brand’s focus on creating effortless shoes - each engineered to empower women with both confidence and comfort - has resonated around the world and continues to inspire women to conquer every day, one step at a time.
Covid-19 Impact
Our business has been significantly impacted by Covid-19. In response, the Company took strategic actions to reinforce its liquidity and financial flexibility, as well as to comply with local regulations to protect employees and customers. While the ongoing pandemic continues to present challenges, such as supply chain constraints, increased freight costs, store closures and other additional actions necessary to protect our stakeholders, the Company has been adapting to the current environment by remaining flexible in the short-term while continuing to focus on its long-term strategy and multi-year growth agenda.
Corporate Information
Founded in 1941, Coach, Inc., the predecessor to Tapestry, Inc., was incorporated in the state of Maryland in 2000. During fiscal 2015, the Company acquired Stuart Weitzman Holdings LLC, a luxury women's footwear company. During the first quarter of fiscal 2018, the Company acquired Kate Spade & Company, a lifestyle accessories and ready-to-wear company. Later in fiscal 2018, the Company changed its name to Tapestry, Inc.
The address of our principal executive offices and our telephone number at that location is:
Tapestry, Inc.
10 Hudson Yards
New York, New York 10001
(212) 946-8400
Recent Developments
On November 15, 2021, we commenced a cash tender offer (the “Tender Offer”) for up to an aggregate principal amount of $500 million of our outstanding 4.250% Senior Notes due 2025 and 4.125% Senior Notes due 2027 (collectively, the “Tender Offer Notes”). The consummation of this offering is not contingent upon the successful completion of the Tender Offer.
We intend to fund the purchase of the Tender Offer Notes with the net proceeds from this offering. We intend to use any net proceeds not used for the foregoing for general corporate purposes. If the net proceeds of the offering contemplated hereby are insufficient to pay for all the Tender Offer Notes in the Tender Offer, we will fund any additional amounts from cash on hand or other amounts available to us. See “Use of Proceeds.” We cannot assure you that the Tender Offer will be completed on the terms described in this prospectus supplement, or at all, nor can we assure you that the Tender Offer will result in Tender Offer Notes of any series being tendered and accepted for purchase. Nothing in this prospectus supplement shall be construed as an offer to purchase any series of the Tender Offer Notes, as the Tender Offer is being made only to the recipients of, and upon the terms and conditions set forth in, the related offer to purchase. We have reserved the right to amend, extend, terminate or withdraw the Tender Offer in relation to one or more series of Tender Offer Notes, in each case subject to applicable law.
Certain underwriters in this offering are also dealer managers for the Tender Offer.

The Offering
This summary is not a complete description of the Notes. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.
Issuer
Tapestry, Inc.
Securities Offered
$500,000,000 aggregate principal amount of 3.050% Senior Notes due 2032.
Maturity
The Notes will mature on March 15, 2032.
Interest Rate
The Notes will bear interest from December 1, 2021 at the rate of 3.050% per annum.
Interest Payment Dates
Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning on March 15, 2022.
Ranking of Notes
The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The Notes will be effectively junior to any of our future indebtedness that is secured to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the liabilities of our subsidiaries.
As of October 2, 2021, on a pro forma basis after giving effect to this offering but before giving effect to any application of the proceeds thereof:
•	we would have had no secured indebtedness;
•	we would have had unsecured and unsubordinated obligations of $1.6 billion; and
•	our subsidiaries would have had liabilities of approximately $1.6 billion.
Sinking Fund
None.
Optional Redemption
We may redeem some or all of the Notes at any time at the applicable redemption price determined as set forth under “Description of the Notes—Optional Redemption.”
Change of Control Triggering Event
Upon the occurrence of a “change of control triggering event,” as defined under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event,” we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.
Certain Covenants
The indenture governing the Notes will contain covenants limiting our ability and our subsidiaries’ ability to:
•	create certain liens;
•	enter into sale and leaseback transactions; and
•	consolidate or merge with, or sell, lease or convey all or substantially all of our or their properties or assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of the Notes—Certain Covenants” for a description of these covenants.
Form and Denominations
We will issue the Notes in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).
You will hold beneficial interests in the Notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated Notes.
Further Issuances
We may, without consent of the holders of the Notes, create and issue additional Notes ranking equally with the Notes in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto). These additional Notes will be consolidated and form a single series with the previously outstanding Notes; provided that if such additional Notes are not fungible for U.S. federal income tax purposes with any Notes previously issued, such additional Notes will be issued under a separate CUSIP, ISIN and/or any other identifying number.
Timing and Delivery
We expect that delivery of the notes will be made against payment therefor on or about December 1, 2021, which will be the tenth business day following the date of pricing of the notes, or “T+10.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery should consult their advisors.
Use of Proceeds
We intend to use the net proceeds from this offering for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offer and the payment of related premiums, fees and expenses. We intend to use any net proceeds not used for the foregoing for general corporate purposes. If the net proceeds of the offering contemplated hereby are insufficient to pay for all the Tender Offer Notes in the Tender Offer, we will fund any additional amounts from cash on hand or other amounts available to us. See “Use of Proceeds.”

Absence of Public Market for the Notes
The Notes are a new issue of securities with no established trading market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so, and any market-making in the Notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. For more information, see “Underwriting.”
Governing Law
New York.
Trustee, Registrar, Paying Agent
U.S. Bank National Association.
Risk Factors
An investment in the Notes involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement, in Part I, Item 1A of the 2021 Form 10-K, before deciding whether to invest in the Notes.

RISK FACTORS
Investing in the Notes offered hereby involves risks. Prior to deciding to purchase any Notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors set forth below related to the issuance of the Notes and the risk factors that are incorporated by reference from the sections of the 2021 Form 10-K and the First Quarter 10-Q entitled “Item 1A. Risk Factors,” where we identify other factors that could affect our business. See “Incorporation by Reference” and “Where You Can Find More Information.”
Risks related to the Notes
The Notes will be effectively subordinated to any of our debt that is secured.
The Notes will be unsecured, unguaranteed obligations of Tapestry and will be effectively subordinated to any secured debt obligations that we may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of our secured debt, if any, our assets that secure debt will be available to pay obligations on the Notes only after all of our secured debt, if any, has been paid in full from those assets. Holders of the Notes will share the value of any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See “Description of the Notes.”
The Notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
The Notes will be our exclusive obligations. The Notes will not be obligations of any of our subsidiaries and will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. The incurrence of other indebtedness or other liabilities by any of our subsidiaries is not prohibited in connection with the Notes and could adversely affect our ability to pay our obligations on the Notes. A significant portion of our operations is conducted through our subsidiaries and our cash flow and consequent ability to service our debt, including the Notes, depends in part on our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the Notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the Notes). Consequently, the Notes will be structurally subordinated to all liabilities, including trade payables of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of October 2, 2021, on a pro forma basis after giving effect to this offering but before giving effect to any application of the proceeds thereof, our subsidiaries would have had liabilities of approximately $1.6 billion.
We are permitted to incur more debt, which may increase risks associated with our leverage.
Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the Notes. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the Notes from paying dividends or repurchasing our securities.
The provisions in the indenture relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.
The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control triggering event in the indenture to trigger these provisions. Except as described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event,” the indenture will not contain provisions that permit the holders of the Notes to require us to repurchase the Notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the Notes upon a change of control triggering event.
As described under “Description of the Notes—Offer to Repurchase Upon Change of Control Triggering Event,” we will be required to offer to repurchase the Notes upon the occurrence of events constituting a Change of Control Triggering Event. We may not have sufficient funds to repurchase the Notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. Our failure to repurchase the Notes as required under the indenture would result in a default under the indenture and an event of default under our credit facility, each of which could have material adverse consequences for us and the holders of the Notes. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.
There is no existing market for the Notes. If any develops, it may not be liquid.
The Notes are a new issue of securities and there is currently no established market for the Notes. We do not intend to list the Notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the Notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in the Notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, your ability to sell your Notes or the price at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:
•	the time remaining to the maturity of the Notes;
•	the outstanding amount of the Notes;
•	our financial performance;
•	our credit ratings with nationally recognized credit rating agencies; and
•	the level, direction and volatility of market interest rates generally.
The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.
We believe that the value of the Notes in any secondary market will be affected by the supply and demand for the Notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.
U.S. interest rates. We expect that the market value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the Notes may decrease.
Our credit rating. Actual or anticipated changes in our credit ratings may affect the market value of the Notes.
Financial conditions and results. Actual or anticipated changes in our financial condition or results may affect the market value of the Notes. U.S. lawmakers are evaluating proposals for substantial changes to U.S. fiscal and tax policies, which could include significant tax legislation. A variety of tax legislative proposals that would significantly impact U.S. taxation of corporations are under consideration, including an increase in the corporate tax rate, new limitations on the interest deduction and changes to the taxation of foreign earnings. The enactment of any such proposals could have a material adverse effect on our financial condition and results of operations, which may affect the market value of the Notes.
The impact of one of the factors above, such as an increase in U.S. interest rates, may offset some or all of any change in the market value of the Notes attributable to another factor, such as an improvement in our credit rating or our financial condition.
Ratings of the Notes may change after issuance and affect the market price and marketability of the Notes.
We currently expect that, upon issuance, the Notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the Notes. In addition, any decline in the ratings of the Notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS
We estimate that we will receive net proceeds from this offering of $493.6 million (after deducting estimated underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from this offering for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offer and the payment of related premiums, fees and expenses. We intend to use any net proceeds not used for the foregoing for general corporate purposes. If the net proceeds of the offering contemplated hereby are insufficient to pay for all the Tender Offer Notes in the Tender Offer, we will fund any additional amounts from cash on hand or other amounts available to us.

CAPITALIZATION
The following table sets forth our cash position and capitalization as of October 2, 2021, on an actual basis and on an as adjusted basis after giving effect to this offering but before giving effect to any application of the proceeds thereof.
Our consolidated cash and cash equivalents and total capitalization as of October 2, 2021 as adjusted do not give effect to the Tender Offer or the application of the proceeds of the sale of the Notes to pay amounts payable pursuant to the Tender Offer. You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in the 2021 Form 10-K and the First Quarter Form 10-Q, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.
	October 2, 2021
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,252.6	$1,746.2
Debt:
Revolving Credit Facility	—	—
3.000% Senior Notes due 2022	400.0	400.0
4.250% Senior Notes due 2025	600.0	600.0
4.125% Senior Notes due 2027	600.0	600.0
3.050% Senior Notes due 2032 offered hereby	—	500.0
Total debt	1,600.0	2,100.0
Stockholders’ equity:
Common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 279.5 million shares issued and outstanding	2.8	2.8
Preferred stock, par value $0.01 per share; 25,000,000 shares authorized, none issued	—	—
Additional paid-in capital	3,480.5	3,480.5
Retained earnings	(251.2)	(251.2)
Accumulated other comprehensive income	(82.1)	(82.1)
Total stockholders’ equity	3,150.0	3,150.0
Total capitalization	$8,014.1	$8,514.1

DESCRIPTION OF OTHER INDEBTEDNESS
The following is a summary of our existing indebtedness. The following summary does not include intercompany obligations. Please see the information incorporated by reference herein for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness.
Revolving Credit Facility
On October 24, 2019, we entered into a definitive credit agreement whereby Bank of America, N.A., as administrative agent, the other agents party thereto, and a syndicate of banks and financial institutions have made available to the Company a $900.0 million revolving credit facility, including sub-facilities for letters of credit, with a maturity date of October 24, 2024 (the “Revolving Credit Facility”). The Revolving Credit Facility may be used to finance the working capital needs, capital expenditures, permitted investments, share purchases, dividends and other general corporate purposes of the Company and its subsidiaries (which may include commercial paper back-up). Letters of credit and swing line loans may be issued under the Revolving Credit Facility as described below.
Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) an alternate base rate (which is a rate equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% or (iii) the Adjusted LIBO Rate for a one month Interest Period on such day plus 1%) or (b) a rate based on the rates applicable for deposits in the interbank market for U.S. Dollars or the applicable currency in which the loans are made plus, in each case, an applicable margin. The applicable margin will be determined by reference to a grid, as defined in the Credit Agreement, based on the ratio of (a) consolidated debt plus operating lease liability less excess cash above $300 million to (b) consolidated EBITDAR. Additionally, the Company pays a commitment fee at a rate determined by the reference to the aforementioned pricing grid.
On May 19, 2020, the Company entered into Amendment No. 1 (the “Amendment”) to the Revolving Credit Facility. Under the terms of the Amendment, during the period from May 19, 2020 (the “Effective Date”) until October 2, 2021, the Company was required to maintain available liquidity of $700 million (with available liquidity defined as the sum of unrestricted cash and cash equivalents and available commitments under credit facilities, including the Revolving Credit Facility). This requirement, among others that the Company was subject to during the period from the Effective Date until the compliance certificate is delivered for the fiscal quarter ending October 2, 2021, have been fulfilled. Going forward, the Company must comply on a quarterly basis with a maximum net leverage ratio of 4.0 to 1.0. The $900 million aggregate commitment amount under the Revolving Credit Facility remains unchanged under the Amendment. As of October 2, 2021, there were no borrowings outstanding under the Revolving Credit Facility.
3.000% Senior Notes due 2022
On June 20, 2017, the Company issued $400.0 million aggregate principal amount of 3.000% senior unsecured notes due July 15, 2022 at 99.505% of par (the “2022 Senior Notes”). Interest is payable semi-annually on January 15 and July 15 beginning January 15, 2018. Prior to June 15, 2022 (one month prior to the scheduled maturity date), the Company may redeem the 2022 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2022 Senior Notes to be redeemed or (2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2022 Senior Notes calculated as if the maturity date of the 2022 Senior Notes was June 15, 2022 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the indenture for the 2022 Senior Notes) plus 25 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date. The indenture governing the 2022 Senior Notes also contains certain covenants limiting the Company’s ability to: (i) create certain liens, (ii) enter into certain sale and leaseback transactions and (iii) merge, or consolidate or transfer, sell, or lease all or substantially all of the Company’s assets, as well as certain customary events of default.
4.250% Senior Notes due 2025
On March 2, 2015, the Company issued $600.0 million aggregate principal amount of 4.250% senior unsecured notes due April 1, 2025 at 99.445% of par (the “2025 Senior Notes”). Interest is payable semi-annually on April 1 and October 1 beginning October 1, 2015. Prior to January 1, 2025 (90 days prior to the scheduled maturity date), the Company may redeem the 2025 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2025 Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2025 Senior Notes calculated as if the maturity date of the 2025 Senior Notes was January 1, 2025 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate (as defined in the indenture for the 2025 Senior Notes) plus 35 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date. On and after January 1, 2025 (90 days prior to the scheduled maturity date), the Company may redeem the 2025 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the 2025 Senior Notes to be redeemed, plus accrued and unpaid interest to the redemption date. The indenture governing the 2025 Senior Notes also contains certain covenants limiting the Company’s ability to: (i) create certain liens, (ii) enter into certain sale and leaseback transactions and (iii) merge, or consolidate or transfer, sell, or lease all or substantially all of the Company’s assets, as well as certain customary events of default.
4.125% Senior Notes due 2027
On June 20, 2017, the Company issued $600.0 million aggregate principal amount of 4.125% senior unsecured notes due July 15, 2027 at 99.858% of par (the “2027 Senior Notes”). Interest is payable semi-annually on January 15 and July 15 beginning January 15, 2018. Prior to April 15, 2027 (the date that is three months prior to the scheduled maturity date), the Company may redeem the 2027 Senior Notes in whole or in part, at its option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the 2027 Senior Notes to be redeemed or (2) as determined by a quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of the 2027 Senior Notes calculated as if the maturity date of the 2027 Senior Notes was April 15, 2027 (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the indenture for the 2027 Senior Notes) plus 30 basis points, plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date. The indenture governing the 2027 Senior Notes also contains certain covenants limiting the Company’s ability to: (i) create certain liens, (ii) enter into certain sale and leaseback transactions and (iii) merge, or consolidate or transfer, sell, or lease all or substantially all of the Company’s assets, as well as certain customary events of default.

DESCRIPTION OF THE NOTES
The following description of the general terms of the Notes should be read in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus. If this summary differs in any way from the “Description of Debt Securities” in the accompanying prospectus, you should rely on this summary.
General
Tapestry, Inc. will issue $500,000,000 aggregate principal amount of 3.050% Senior Notes due 2032 (the “Notes”) under an indenture to be dated as of December 1, 2021 (the “base indenture”), as supplemented by a supplemental indenture with respect to the Notes, to be dated as of December 1, 2021, between Tapestry, Inc. and U.S. Bank National Association, as trustee, referred to collectively with the supplemental indenture as the “indenture.”
The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The following description of the provisions of the indenture is only a summary. You should read the entire indenture carefully before investing in the Notes. You can obtain a copy of the indenture by following the directions under the caption “Where You Can Find More Information” in this prospectus supplement.
Unless otherwise indicated, capitalized terms used in the following summary that are defined in the indenture have the meanings used in the indenture. As used in this “Description of the Notes,” references to “Tapestry,” “we,” us” and “our” refer to Tapestry, Inc. and do not, unless the context otherwise indicates, include Tapestry’s subsidiaries.
The Notes will be unsecured debt securities under the indenture. The amount of debt securities that we may issue under the indenture is unlimited. After completion of this offering, we may issue additional notes without your consent and without notifying you. Any such additional notes may be consolidated and form a single series with, and have the same ranking, interest rate, maturity date, redemption rights and other terms as, the Notes offered hereby; provided that, if such additional notes are not fungible for United States federal income tax purposes with any Notes previously issued, such additional notes will be issued under a separate CUSIP, ISIN and/or any other identifying number. Unless the context requires otherwise, references to “Notes” for all purposes of the indenture and this “Description of the Notes” include any additional notes that are actually issued. The Notes will be issued in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof.
The Notes will not have the benefit of a sinking fund.
Principal, Maturity and Interest
The Notes will mature on March 15, 2032 and will bear interest at the rate of 3.050% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on March 15 and September 15 of each year, commencing on March 15, 2022 to the registered holders of record thereof at the close of business on the immediately preceding March 1 and September 1 of each year.
Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment of the interest payable on such date will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the date of payment.
Ranking
The Notes will be our senior unsecured obligations. Payment of the principal and interest on the Notes will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and, to the extent we incur subordinated indebtedness in the future, rank senior in right of payment to our subordinated indebtedness. The Notes will be effectively subordinated to any of our current or future secured indebtedness, to the extent of the value of any assets securing such indebtedness.
We conduct many of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain or receive cash from our subsidiaries in order to service our debt obligations, including making payments on the Notes. The Notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables.
Optional Redemption
Prior to the Par Call Date, we may redeem the Notes in whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been payable in respect of such Notes calculated as if the maturity date of such Notes was the Par Call Date (not including any portion of payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus, in the case of each of (1) and (2), accrued and unpaid interest to the redemption date.
On and after the Par Call Date, we may redeem the Notes in whole or in part, at our option at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to the redemption date.
Notice of any redemption will be given at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed and will set forth the formula for, and the calculation of, the redemption price of such Notes. Once notice of redemption is delivered in accordance with the indenture, any Notes called for redemption will become irrevocably due and payable on the redemption date at the redemption price; provided that redemptions and notices of redemption may, at our discretion, be conditioned on one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). The date of redemption may, at our discretion, be delayed until such time as any or all such conditions shall be satisfied or waived. Such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption or by the date of redemption as so delayed.
For purposes of calculating the redemption prices, the following terms will have the meanings set forth below.
“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date plus 25 basis points.
“Comparable Treasury Issue” means, the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, with a maturity of the Par Call Date.
“Comparable Treasury Price” means with respect to any redemption date for the Notes, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all quotations obtained.
“Par Call Date” means December 15, 2031 (three months prior to maturity).
“Quotation Agent” means the Reference Treasury Dealer appointed by us.
“Reference Treasury Dealer” means (1) each of BofA Securities, Inc., J.P. Morgan Securities LLC and HSBC Securities (USA) Inc. (or any of their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will give notice to the holders of the Notes and the trustee of any redemption we propose to make at least 10 days, but not more than 60 days, before the redemption date. If fewer than all of the Notes are to be redeemed, the trustee must select the particular Notes to be redeemed by the method specified in the indenture. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or the portion of the Notes called for redemption.
Offer to Repurchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have exercised our right to redeem the Notes as described above under “—Optional Redemption,” the indenture provides that each holder of Notes will have the right to require us to repurchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.
Within 30 days following the date upon which a Change of Control Triggering Event occurs, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first-class mail, a notice to each holder of Notes at its registered address, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Repurchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
Our ability to pay cash to the holders of Notes following the occurrence of a Change of Control Triggering Event with respect to the Notes may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.
The definition of Change of Control under the indenture includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase such holder’s Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.
We will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer if it had been made by us, and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than an event of default resulting from failure to pay the Change of Control Payment.
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
For the purposes of this section, the following definitions apply:
“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any person other than to our company or one of our subsidiaries; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (other than our company or one of our subsidiaries) becomes the “beneficial owner” (as such terms are defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or the Voting Stock of any parent company (as defined below) or other Voting Stock into which our Voting Stock or the Voting Stock of any parent company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we or any parent company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, us or any parent company, in any such event pursuant to a transaction in which any of our outstanding Voting Stock, the Voting Stock of such parent company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock or the Voting Stock of such parent company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of our board of directors or the board of directors of any parent company cease to be Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company (a “parent company”) and (ii) the holders of our Voting Stock or the Voting Stock of any parent company immediately prior to that transaction hold at least a majority of the Voting Stock of such parent company immediately following that transaction; provided that any series of related transactions shall be treated as a single transaction. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.
“Continuing Director” means, as of any date of determination:
(1)	with respect to any member of the board of directors of Tapestry, any member who
(i)	was a member of such board of directors on the date of the initial issuance of the Notes; or
(ii)
was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment; and

(2)	with respect to any member of the board of directors of any parent company, any member who
(i)	was a member of our board of directors on the date such parent company became our parent company; or
(ii)
was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Fitch” means Fitch Ratings, Inc., and its successors.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category), a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category).
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Rating Agency” means:
(1)	each of Moody’s, S&P and Fitch, and
(2)	if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a Substitute Rating Agency in lieu thereof.
“Rating Event” with respect to the Notes means (i) the rating of the Notes is lowered by at least two of the three Rating Agencies during the period (the “Trigger Period”) commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) and (ii) the Notes are rated below an Investment Grade rating by at least two of the three Rating Agencies on any day during the Trigger Period. Notwithstanding the foregoing, a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, such Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event). Unless at least two of the three Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, there will be deemed to have been a Rating Event with respect to the Notes during that Trigger Period.
“S&P” means Standard & Poor’s Financial Services LLC, and its successors.
“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our board of directors and reasonably acceptable to the trustee) as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.
“Voting Stock”, solely as used in the definition of the term “Change of Control”, means, with respect to any person as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such person.
Restrictive Covenants
Some of the defined terms used in the following subsections are defined below under “—Definitions for Restrictive Covenants.”
Limitations on Liens
We have agreed under the indenture that we will not, and will not permit any Significant Subsidiary to, incur, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (herein called “debt”) secured by a pledge of, or mortgage or other lien on, any Principal Property, now owned or hereafter owned by us or any Significant Subsidiary, or any shares of capital stock or debt of any Significant Subsidiary (herein called “liens”), without providing that the Notes (together with, if we shall so determine, any other debt or obligations of Tapestry or any Significant Subsidiary ranking equally with the Notes and then existing or thereafter created) shall be secured equally and ratably with (or, at our option, prior to) such secured debt so long as such secured debt shall be so secured. The foregoing restrictions shall not apply to:
•	liens existing as of the date of the indenture;
•
liens on any property acquired (whether by merger, consolidation, purchase, lease or otherwise), constructed or improved by us or any Significant Subsidiary after the date of the indenture which are created or assumed prior to, contemporaneously with, or within 360 days after, such acquisition, construction or improvement, to secure or provide for the payment of all or any part of the cost of such acquisition, construction or improvement (including related expenditures capitalized for federal income tax purposes in connection therewith) incurred after the date of the indenture;

•
liens on any property, shares of capital stock or debt existing at the time of the acquisition thereof, whether by merger, consolidation, purchase, lease or otherwise (including liens on property, shares of capital stock or indebtedness of a corporation existing at the time such Person becomes a Significant Subsidiary); provided that such lien was not created in anticipation of the Person becoming a Significant Subsidiary;

•	liens in favor of, or which secure debt owing to, us or any Significant Subsidiary; and
•
any extension, renewal or replacement (or successive extensions, removals or replacements) as a whole or in part, of any lien referred to in the foregoing bullets, inclusive; provided that (i) such extension, renewal or replacement lien shall be limited to all or a part of the same property, shares of capital stock or debt that secured the lien extended, renewed or replaced (plus improvements on such property) and (ii) the debt secured by such lien at such time is not increased.

Notwithstanding the restrictions described above, we or any Significant Subsidiary may incur, issue, assume or guarantee any debt secured by a lien which would otherwise be subject to the foregoing restrictions without equally and ratably securing the Notes, provided that at the time of such incurrence, issuance, assumption or guarantee, after giving effect thereto, the aggregate amount of all outstanding debt secured by liens which could not have been incurred, issued, assumed or guaranteed by us or a Significant Subsidiary without equally and ratably securing the Notes then outstanding except for the provisions of this paragraph, together with the aggregate amount of Attributable Debt (defined below) incurred pursuant to the first paragraph under the caption “—Limitations on Sale and Leaseback Transactions” below, does not at such time exceed 15% of our Consolidated Net Tangible Assets.
Limitations on Sale and Leaseback Transactions
We may not, and may not permit any Significant Subsidiary to, enter into any Sale and Leaseback Transaction involving any Principal Property, unless either of the following conditions are met:
(i)
after giving effect thereto, the aggregate amount of all Attributable Debt with respect to Sale and Leaseback Transactions plus the aggregate amount of debt secured by a lien incurred without equally and ratably securing the Notes pursuant to the last paragraph of the covenant “—Limitations on Liens” above would not exceed 15% of our Consolidated Net Tangible Assets, or

(ii)
within 180 days of such Sale and Leaseback Transaction, Tapestry or such Significant Subsidiary applies to (a) the retirement or prepayment, and in either case, the permanent reduction, of Funded Debt of Tapestry or any Significant Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) or (b) the purchase of other property that will constitute Principal Property, an amount not less than the Net Proceeds of the Sale and Leaseback Transaction.

This restriction will not apply to any Sale and Leaseback Transaction, and there will be excluded from Attributable Debt in any computation described in this covenant or above under the covenant “—Limitations on Liens” with respect to any such transaction (x) solely between Tapestry and a Significant Subsidiary or solely between Significant Subsidiaries; and (y) in which the applicable lease is for a period, including renewal rights, of three years or less.
Definitions for Restrictive Covenants
“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for Net Rental Payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually.
“Consolidated Net Tangible Assets” means, on the date of any determination, the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from that net amount
•	all current liabilities, and
•	goodwill, trademarks, trade names, patents, unamortized debt-discount and other like intangibles, in each case as set forth on our most recently available consolidated balance sheet, in accordance with generally accepted accounting principles.
“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, (i) having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect of such indebtedness, beyond one year from its creation and (ii) which is not subordinated in right of payment to the Notes.
“Hudson Yards Development” means (a) that certain Agreement of Severed Parcel Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard) (the “Ground Lease”), dated as of April 10, 2013, between the Metropolitan Transportation Authority and Legacy Yards Tenant LLC (“Legacy Yards Tenant”); (b) any improvements now or hereafter located on the land demised pursuant to the Ground Lease, including, but not limited to, that certain commercial building to be built thereon (the “Building”) and any condominium units or common areas that may be created therein and thereon; and/or (c) Legacy Yards Tenant.
“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by us or any of our Significant Subsidiaries, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by Tapestry) of income, franchise, sales and other applicable taxes required to be paid by us or any of our Significant Subsidiaries in connection with such transaction in the taxable year that such transaction is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.
“Net Rental Payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any manufacturing plant or other similar facility, office facility, warehouse, distribution center or any parcel of real estate or group of contiguous parcels of real estate located within the United States owned or leased by us or any of our Subsidiaries and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Net Tangible Assets; provided that the term ‘Principal Property’ shall not include any direct or indirect legal, beneficial or equitable interest in any corporate headquarters or any direct or indirect legal, beneficial or equitable interest in the Hudson Yards Development.
“Sale and Leaseback Transaction” means any arrangement whereby we or any of our Significant Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.
“Significant Subsidiary” means a Subsidiary of ours which owns or leases a Principal Property.
“Subsidiary” means with respect to us at any date, any corporation, limited liability company, partnership, association or other entity of which we, or Tapestry and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own more than 50% of the Voting Stock.
“Voting Stock” means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of a corporation; provided that, for the purpose of such definition, capital stock which carries only the right to vote conditioned on the occurrence of an event shall not be considered Voting Stock whether or not such event shall have occurred.
Consolidation, Merger, Conveyance, Transfer or Lease
We may not consolidate or merge with or into, or transfer or lease all or substantially all our assets to another Person, unless:
•
we are the surviving entity or, if not, the successor entity formed by such consolidation or into which we are merged or which acquires or leases our assets is organized and existing under the laws of the United States, any state thereof, the District of Columbia, Australia, the Bahamas, Barbados, the British Virgin Islands, the Cayman Islands, any of the Channel Islands, France, Ireland, Luxembourg, the Netherlands, Switzerland, the United Kingdom or any member of the European Union and expressly assumes our obligations with respect to the Notes and under the indenture;

•	no default or event of default exists or will occur immediately after giving effect to the transaction; and
•	we have delivered to the trustee the certificates and opinions required under the indenture.
Events of Default
The following are events of default under the indenture with respect to the Notes:
•	failure to pay any installment of interest on the Notes when due and the continuance of such failure for 30 days;
•	failure to pay principal of, or premium, if any, on the Notes when due;

•
failure to observe or perform any other covenant or agreement in the Notes or the indenture and the continuance of such failure for 90 days after receipt by us of notice of such failure, specifying such failure and requiring the same to be remedied, from the trustee or holders of at least 25% of the principal amount of the Notes outstanding;

•
failure to pay principal when due at maturity or a default that results in the acceleration of maturity of Tapestry’s or any of our Significant Subsidiary’s indebtedness for borrowed money in an aggregate amount of $100 million or more; and

•	certain events of bankruptcy, insolvency or reorganization of Tapestry.
If an event of default with respect to the outstanding debt securities of a particular series occurs and continues, either the trustee or the holders of at least 25% in aggregate principal amount of such series of outstanding debt securities may declare the principal amount of such series of debt securities to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization of Tapestry (or its successor by consolidation or merger), such principal amount, or portion thereof will automatically become due and payable without any action by the trustee or any holder. However, at any time after an acceleration with respect to the debt securities of a particular series has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see “Modification and Waiver” below.
Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered the trustee security or indemnity satisfactory to the trustee. Subject to such indemnification and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.
Other than with respect to a lawsuit for the payment of principal, premium, if any, and interest on any series of debt securities when due, the indenture provides that no holder of such series of debt securities may institute any action against us under the indenture without first complying with the conditions set forth in the indenture.
We will furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture in the form of an officers’ certificate.
Payment of Additional Amounts
A “Foreign Successor Issuer” is any Person that is organized in a jurisdiction other than the United States, any state thereof or the District of Columbia and that assumes our obligations under the Notes after the date hereof in accordance with the provisions described in “Consolidation, Merger, Conveyance, Transfer or Lease.”
All payments of principal, premium and interest made by a Foreign Successor Issuer in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within any jurisdiction in which such Foreign Successor Issuer is incorporated or organized or where such Foreign Successor Issuer is otherwise considered by a taxing authority to be a resident or doing business for tax purposes or from or through which such Foreign Successor Issuer makes any payment on the Notes (in each case, including any political subdivision or any authority therein or thereof having the power to tax) (each a “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. For the avoidance of doubt, a Relevant Jurisdiction shall not include the United States, any state thereof or the District of Columbia. If a Foreign Successor Issuer is required to make such withholding or deduction, the Foreign Successor Issuer will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any Notes of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:
(i)
in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a Note and the Relevant Jurisdiction other than merely holding such Note or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);
(ii)
in respect of any Note presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any Note means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)
in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a Note to comply with a timely request by the Foreign Successor Issuer addressed to the holder or beneficial owner to provide information or certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)
in respect of any Taxes imposed as a result of a Note being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;
(vi)
to any holder of a Note that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)
with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (or any amended or successor versions of such Sections) and U.S. Treasury regulations thereunder or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to such Sections or any non-U.S. law, regulation or guidance enacted or issued with respect to the foregoing;

(viii)	in respect of any such Taxes payable other than by deduction or withholding from payments under or with respect to any Note; or
(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.
Any Foreign Successor Issuer will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Foreign Successor Issuer will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Jurisdiction imposing such Taxes. The Foreign Successor Issuer will provide to the trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Foreign Successor Issuer, such other documentation that provides reasonable evidence of such payment by the Foreign Successor Issuer.
Any Foreign Successor Issuer will indemnify and hold harmless the holders of Notes, and, upon written request of any holder of Notes, reimburse such holder for the amount of (a) any Taxes levied or imposed by a Relevant Jurisdiction and payable by such holder in connection with payments made under or with respect to the Notes held by such holder; and (b) any Taxes levied or imposed by a Relevant Jurisdiction with respect to any reimbursement under the foregoing clause (a) or this clause (b), so that the net amount received by such holder after such reimbursement will not be less than the net amount such holder would have received if the Taxes giving rise to the reimbursement described in clauses (a) and/or (b) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph shall not extend to Taxes imposed for which the holder of the Notes would not have been eligible to receive payment of Additional Amounts hereunder by virtue of clauses (i) through (x) in the second full paragraph above or to the extent such holder received Additional Amounts with respect to such payments.
In addition, any Foreign Successor Issuer will pay any stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Jurisdiction at any time after the merger described above in respect of the execution, issuance, registration or delivery of the Notes or any other document or instrument referred to thereunder and any such taxes, charges or duties imposed by any Relevant Jurisdiction at any time after the merger described above as a result of, or in connection with, any payments made pursuant to the Notes and/or the enforcement of the Notes and/or any other such document or instrument.
Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.
The obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor Person to any Foreign Successor Issuer (other than a Person organized under the laws of the United States, any state thereof or the District of Columbia) and to any jurisdiction in which such successor is organized or is otherwise resident for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents.
Optional Redemption for Changes in Withholding Taxes
A Foreign Successor Issuer may redeem the Notes at its option, at any time in whole but not in part, upon not less than 10 nor more than 60 days’ notice (which notice will be irrevocable), at a redemption price equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date fixed for redemption and any Additional Amounts (if any) then due and which will become due on the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), in the event that such Foreign Successor Issuer determines in good faith that such Foreign Successor Issuer has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, Additional Amounts and such obligation cannot be avoided by taking reasonable measures available to such Foreign Successor Issuer (including making payment through a paying agent located in another jurisdiction), as a result of:
(1)
a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Relevant Jurisdiction affecting taxation, which change or amendment is announced or becomes effective on or after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Jurisdiction until a later date, such later date); or

(2)
any change in or amendment to any official position of a taxing authority in any Relevant Jurisdiction regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date on which a Foreign Successor Issuer becomes a Foreign Successor Issuer (or, where a jurisdiction in question does not become a Relevant Jurisdiction until a later date, such later date).

Notwithstanding the foregoing, no notice of redemption for changes in withholding taxes may be given earlier than 60 days prior to the earliest date on which such Foreign Successor Issuer would be obligated to pay Additional Amounts if a payment in respect of the Notes were then due. At least five calendar days before such Foreign Successor Issuer provides notice of redemption of the Notes, such Foreign Successor Issuer will deliver to the trustee and paying agent (a) an officers’ certificate stating that such Foreign Successor Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right to so redeem have occurred, (b) an opinion of independent legal counsel of recognized standing (which opinion shall be reasonably satisfactory to the trustee) as to the satisfaction of conditions precedent in connection with such redemption, and (c)

an opinion of independent legal counsel of recognized standing (which opinion shall be reasonably satisfactory to the trustee and paying agent) that such Foreign Successor Issuer has or will become obligated to pay Additional Amounts as a result of the circumstances referred to in clause (1) or (2) of the preceding paragraph.
The trustee and paying agent shall receive and will be entitled to conclusively rely upon the officers’ certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which case they will be conclusive and binding on the holders.
Legal Defeasance and Covenant Defeasance
The indenture provides that Tapestry may, at its option, elect to discharge its obligations with respect to any series of debt securities (“Legal Defeasance”). If Legal Defeasance occurs, Tapestry will be deemed to have paid and discharged all amounts owed under the applicable series of debt securities, and the indenture will cease to be of further effect as to such series of debt securities, except that:
•
holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, such series of debt securities, from the funds deposited for that purpose (as explained below);

•
Tapestry’s obligations will continue with respect to the issuance of temporary Notes, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities of the applicable series;

•	the trustee will retain its rights, powers, trusts, duties, and immunities, and Tapestry will retain its obligations in connection therewith; and
•	other Legal Defeasance provisions of the indenture will remain in effect.
In addition, Tapestry may, at its option and at any time, elect to cause the release of its obligations with respect to most of the covenants in the indenture (“Covenant Defeasance”) with respect to any series of debt securities. If Covenant Defeasance occurs, certain events (not including non-payment events and bankruptcy, insolvency and reorganization events) relating to Tapestry described under “Events of Default” will no longer constitute events of default with respect to such series of debt securities. Tapestry may exercise Legal Defeasance regardless of whether it previously exercised Covenant Defeasance.
In order to exercise either Legal Defeasance or Covenant Defeasance (each, a “Defeasance”) with respect to any series of debt securities:
(1)
Tapestry must irrevocably deposit with the trustee, in trust, for the benefit of holders of the debt securities of such series, U.S. legal tender, U.S. government securities, a combination thereof or other obligations as may be provided with respect to such series of debt securities, in amounts that will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on, the applicable series of debt securities on the stated date for payment or any redemption date thereof, and the trustee must have, for benefit of holders of such debt securities, a valid and perfected security interest in the obligations so deposited;

(2)	in the case of Legal Defeasance, Tapestry must deliver to the trustee an opinion of counsel in the United States (which opinion shall be reasonably acceptable to the trustee) confirming that:
•	Tapestry has received from, or there has been published by, the Internal Revenue Service, a ruling, or
•	since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that beneficial owners of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Legal Defeasance had not occurred;
(3)
in the case of Covenant Defeasance, Tapestry must deliver to the trustee an opinion of counsel in the United States (which opinion shall be reasonably acceptable to the trustee) confirming that beneficial owners of such series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

(4)
no default or event of default with respect to such debt securities may have occurred and be continuing under the indenture on the date of the deposit with respect to such series of debt securities (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit); in addition, no event of default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

(5)
the Legal Defeasance or Covenant Defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument (excluding the indenture) to which Tapestry or any of its subsidiaries is a party or by which Tapestry or any of its subsidiaries is bound;

(6)
Tapestry must deliver to the trustee an officers’ certificate stating that the deposit was not made by Tapestry with the intent of preferring the holders of such debt securities over any other creditors of Tapestry or the intent to hinder, delay or defraud any other of its creditors;

(7)
the Legal Defeasance or Covenant Defeasance may not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless that trust is qualified, or exempt from regulation, under that Act; and

(8)
Tapestry must deliver to the trustee an officers’ certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

If the amount deposited with the trustee to effect a Covenant Defeasance is insufficient to pay the principal of, premium, if any, and interest on, the applicable series of debt securities when due, then Tapestry’s obligations under the indenture and such series of debt securities will be revived, and such Defeasance will be deemed not to have occurred.
Satisfaction and Discharge
The indenture will be discharged and will cease to be of further effect with respect to debt securities of a particular series, when:
•	either:
•
all debt securities of such series that have been authenticated and, except for lost, stolen or destroyed debt securities of such series that have been replaced or paid and debt securities of such series for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us, have been delivered to the trustee for cancellation; or

•
all debt securities of such series that have not been delivered to the trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) if redeemable in accordance with the terms of such debt securities, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name, and at our expense;

and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness (including all principal, premium, if any, and interest) on such series of debt securities not delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be:
•	we have paid or caused to be paid all other sums payable by us under the indenture in respect of the debt securities of such series; and
•
we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of such debt securities at maturity or on the redemption date, as the case may be.

In addition, we must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification and Waiver
Modifications and amendments of the indenture with respect to any series of debt securities outstanding may be made by us and the trustee with the consent of holders of a majority in aggregate principal amount of such series, except that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the applicable series affected thereby:
•
extend the stated maturity date of the principal of, or any installment of principal of or interest on, any such debt security, or reduce the principal amount of or the rate (or extend the time for payment) of interest on, or any premium payable upon the redemption of, any such debt security;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;
•	change the place or currency of payment of principal of, or premium, if any, or interest on, any such debt security;
•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any such debt security;
•
reduce the percentage in aggregate principal amount of such series of outstanding debt securities, the consent of the holders of which is required for any amendment, supplemental indenture or waiver provided for in the indenture;

•
modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of the series affected thereby;

•	cause any such debt security to become subordinate in right of payment to any other debt, except to the extent provided in the terms of such security; or
•
if such debt security provides that the holder may require us to repurchase or convert such debt security, impair such holder’s right to require repurchase or conversion of such debt security on the terms provided therein.

We and the trustee may also modify and amend the indenture without the consent of any holder of debt securities:
•	to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect;
•
to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to evidence and provide for the acceptance of appointment under the Indenture with respect to the debt securities of any or all series by a successor trustee;
•	to establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted by the indenture;
•	to add covenants for the benefit of the holders, to surrender any of our rights or to add circumstances under which we will pay additional interest on the debt securities; or
•	to make any change that does not adversely affect the rights of any holder.
The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive our compliance with certain restrictive provisions of the indenture or such series of debt securities. The holders of a majority in aggregate principal amount of any series of outstanding debt securities may, on behalf of the holders of all such debt securities, waive any past default under the indenture, except a default in the payment of the principal of, or premium, if any, or interest on, such debt securities or in respect of any provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected thereby.

The Trustee
U.S. Bank National Association is trustee under the indenture and has been appointed by us as registrar and paying agent with regard to the Notes. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the Notes will be effected initially by the trustee or its agent acting as trustee, paying agent or registrar as set forth in the indenture at an office designated by the trustee as its corporate trust office.
The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default under the indenture, the trustee will exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the Notes, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
The indenture and provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Tapestry, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest, it must eliminate such conflict or resign.
Governing Law and Consent to Jurisdiction
New York law governs the indenture and will govern the Notes. A Foreign Successor Issuer will irrevocably submit to the non-exclusive jurisdiction of any New York state court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal action or proceeding arising out of or in relation to the indenture or the Notes, and will agree that all claims in respect of such legal action or proceeding may be heard and determined in such New York state or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.
A Foreign Successor Issuer will agree that, to the extent that such Foreign Successor Issuer is or will become entitled to any sovereign or other immunity, such Foreign Successor Issuer will waive such immunity in respect of its obligations under the indenture.
Book-Entry System; Delivery and Form
The Notes will be deposited with the trustee on behalf of The Depository Trust Company (the “Depositary”), in the form of one or more global notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s nominee) or such other name as may be requested by an authorized representative of the Depositary. So long as the Depositary or its nominee is the registered owner of a global note, the Depositary or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if that holder is not a direct participant in the Depositary, on the procedures of the participant through which that holder owns its interest, to receive any payments on or a Note or to exercise any rights of a holder of Notes under the indenture or the global note.
As long as the Depositary is the depositary for the Notes, you may hold interests in the Notes through participants in the Depositary, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books. The trustee has no liability or responsibility for the action or inaction of DTC or any other depositary.
Payments, deliveries, transfers, exchanges, notices and other matters relating to the Notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.
Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time-zone differences, U.S. investors who hold their interests in the Notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.
If the Depositary notifies us at any time that it is unwilling or unable to continue as Depositary and a successor Depositary is not appointed within 90 days of such notice or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor Depositary is not appointed within 90 days, we will issue Notes in certificated form in exchange for global notes. The indenture permits us to determine at any time and in our sole discretion that debt securities of any series shall no longer be represented by global notes. We would issue definitive certificates in exchange for any beneficial interests withdrawn. We will also issue Notes in certificated form in exchange for global notes if such exchange is made upon request by or on behalf of the Depositary for such global notes in accordance with customary procedures, following the request of a Beneficial Owner seeking to exercise or enforce its rights under the Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following summary describes certain U.S. federal income tax consequences of owning and disposing of Notes issued by Tapestry in this offering. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. This summary applies to you only if you are a beneficial owner of a Note that holds the Note as a capital asset (generally, investment property), and you acquire the Note for cash in this offering for a price equal to the “issue price” of the Notes (i.e., the first price at which a substantial amount of the Notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). In addition, this summary does not address special U.S. federal income tax rules that may be applicable to certain categories of beneficial owners of Notes, such as:
•	dealers in securities;
•	traders in securities;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding Notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a straddle or synthetic security;
•	persons subject to the alternative minimum tax;
•	certain U.S. expatriates;
•	financial institutions;
•	insurance companies;
•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;
•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;
•	persons that both acquire Notes in this offering and sell Tender Offer Notes pursuant to the Tender Offer; and
•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities.
If you are an entity or arrangement classified as a partnership for U.S. federal income tax purposes considering purchasing Notes, or a partner in such a partnership, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. You should consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of Notes.
This summary is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of owning and disposing of Notes as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the ownership or disposition of the Notes. In addition, this summary does not discuss any U.S. federal tax consequences other than U.S. federal income tax consequences, such as gift or estate tax consequences or the Medicare tax on certain investment income, or any U.S. state or local income or non-U.S. income or other tax consequences. Before you purchase Notes, you should consult your own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of owning and disposing of Notes that may be applicable to you.

U.S. Holders
The following summary applies to you only if you are a U.S. Holder (as defined below). A “U.S. Holder” is a beneficial owner of a Note or Notes that is for U.S. federal income tax purposes:
•	an individual who is citizen or resident of the United States;
•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or
•
a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes are generally required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. Holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation. The remainder of this summary does not address the application of the foregoing rule.
Payments of Stated Interest
Stated interest on a Note held by you will be included in your gross income and taxed as ordinary interest income at the time such interest is accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.
Sale or Other Taxable Disposition of Notes
Upon the sale, redemption, retirement, exchange or other taxable disposition (each a “disposition”) of a Note, you generally will recognize taxable gain or loss equal to the difference, if any, between:
•	the amount realized on the disposition (less any amount attributable to accrued but unpaid stated interest on the Note); and
•	your tax basis in the Note, which generally will be its cost.
Any amount realized on the disposition that is attributable to accrued but unpaid stated interest will be taxable as ordinary interest income to the extent not previously included in your gross income in the manner described above under “—Payments of Stated Interest.” Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, you have held such Note for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. Holder, under current law your long-term capital gain generally will be subject to a preferential rate of U.S. federal income tax.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to payments to a U.S. Holder of stated interest on your Notes and the proceeds of a disposition of your Notes.
In general, “backup withholding” (currently at a rate of 24%) may apply:
•	to any payments made to you of stated interest on your Notes, and
•	to payment of the proceeds of a disposition of your Notes,
if you are a U.S. Holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules and you do not otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.
Non-U.S. Holders
The following summary applies to you if you are a beneficial owner of a Note and you are neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).
U.S. Federal Withholding Tax
Subject to the discussions below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax will generally not apply to payments of stated interest on your Notes under the “portfolio interest” exception of the Code, provided that:
•
you do not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);
•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and
•	such stated interest is not effectively connected with your conduct of a trade or business within the United States.
In addition, to qualify for the “portfolio interest” exception, you will be required to provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be associated with you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code, and providing your name and address to:
(A)	the applicable withholding agent; or
(B)
a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your Notes on your behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and you, has received the signed, written statement described above from you and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.
If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to you will be subject to 30% U.S. federal withholding tax unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.
Any gain recognized upon a disposition of a Note (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA, as defined below.

U.S. Federal Income Tax
Except for the possible application of U.S. federal withholding tax discussed above, and subject to the discussions below regarding backup withholding and FATCA, as defined below, you generally will not have to pay U.S. federal income tax on payments of principal and stated interest on your Notes, or on any gain realized from (or accrued stated interest treated as received in connection with) the disposition of your Notes unless:
•
in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the disposition of your Notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

•
any stated interest or gain is effectively connected with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business within the United States, and stated interest or gain in respect of your Notes is effectively connected with the conduct of your trade or business, the stated interest or gain generally will be exempt from the U.S. federal withholding tax described above and instead will be subject to U.S. federal income tax on a net basis at the regular rates and in the manner applicable to a U.S. Holder (unless an applicable income tax treaty provides otherwise). In addition, if you are a Non-U.S. Holder that is a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable income tax treaty.
Backup Withholding and Information Reporting
Backup withholding and certain information reporting will not apply to payments of interest made on the Notes to you if you have provided to the applicable withholding agent the required certification that you are not a “United States person” within the meaning of the Code as described in “—U.S. Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person. However, the applicable withholding agent may be required to report to the IRS and to you payments of stated interest on the Notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.
The gross proceeds from the disposition of your Notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 24%). If you sell your Notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your Notes through a non-U.S. office of a broker that is a “United States person” (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payment of the proceeds from a sale of your Notes through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that you are not a United States person or you otherwise qualify for an exemption, provided that the broker does not have actual knowledge, or reason to know, that you are a United States person or that the conditions of any other exemption are not, in fact, satisfied.
You should consult your own tax advisor regarding application of the backup withholding rules in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund against your U.S. federal income tax liability (which may result in your being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the Notes) and (ii) the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including the disposition of the Notes), in each case, paid to certain foreign entities, either as beneficial owners or as intermediaries, unless such foreign entity complies with (x) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (y) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its Notes will affect the determination of whether such withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Under proposed Treasury regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a Note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING
BofA Securities, Inc., J.P. Morgan Securities LLC and HSBC Securities (USA) Inc. are acting as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the Representatives, on behalf of the underwriters, we have agreed to sell to the underwriters, and the Representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.
Underwriters	Principal Amount of Notes to be Purchased
BofA Securities, Inc.	$115,000,000
J.P. Morgan Securities LLC	115,000,000
HSBC Securities (USA) Inc.	80,000,000
Citigroup Global Markets Inc.	37,500,000
TD Securities (USA) LLC	37,500,000
Goldman Sachs & Co. LLC	25,000,000
U.S. Bancorp Investments, Inc.	25,000,000
Wells Fargo Securities, LLC	25,000,000
BNP Paribas Securities Corp.	10,000,000
Loop Capital Markets LLC	10,000,000
MUFG Securities Americas Inc.	10,000,000
PNC Capital Markets LLC	10,000,000
Total	$500,000,000
Subject to the terms and conditions set forth in the underwriting agreement, the Representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (“Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The Representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at $1.7 million and are payable by us.
New Issue of Notes
The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, for a period commencing on the date of the underwriting agreement and ending on the closing date, without first obtaining the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and having a tenor of more than one year, except for the Notes sold to the underwriters pursuant to the underwriting agreement.
Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Extended Settlement
We expect that delivery of the notes will be made against payment therefor on or about December 1, 2021, which will be the tenth business day following the date of pricing of the notes, or “T+10.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery should consult their advisors.
Other Relationships
Some of the underwriters and their affiliates have engaged in, and may in the future engage in, various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. BofA Securities, Inc., and certain of its affiliates, an affiliate of J.P. Morgan Securities LLC and an affiliate of HSBC Securities (USA) Inc. are lenders and/or agents under our Revolving Credit Facility. Additionally, as described under “Use of Proceeds,” we intend to use the proceeds of this offering for the purchase of the Tender Offer Notes tendered pursuant to the Tender Offer. Accordingly, certain of the underwriters or their respective affiliates that hold a portion of the Tender Offer Notes may therefore receive a portion of the net proceeds from the Tender Offer. In addition, each of BofA Securities, Inc., J.P. Morgan Securities LLC and HSBC Securities (USA) Inc. is acting as dealer manager and solicitation agent in connection with the Tender Offer. We have agreed to reimburse the dealer manager for certain out-of-pocket expenses in connection with the Tender Offer. In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee, paying agent and registrar.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in Canada
The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in the European Economic Area
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a “qualified investor” as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).
Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
This prospectus supplement has been prepared on the basis that any offer of the notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not to be considered a prospectus for the purposes of the Prospectus Regulation and any relevant implementing measure in each member state of the EEA.
Notice to Prospective Investors in the United Kingdom
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point(8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a “qualified investor” as defined in Article 2 of Regulation (EU) No 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from a requirement to publish a prospectus for offers of securities. This prospectus supplement is not a prospectus for the purpose of the UK Prospectus Regulation.
In the United Kingdom, this prospectus supplement is being distributed only to and is directed only at: (i) persons who are “investment professionals” falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth companies, unincorporated associations and other bodies within the categories described in Article 49(2)(a) to (d) of the Order and (iii) any other persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.
Notice to Prospective Investors in Switzerland
This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.
Notice to Prospective Investors in Taiwan
The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance of Hong Kong (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a

“prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and, with respect to the notes of the series to be purchased by it, each initial purchaser has represented and agreed that it has not offered or sold and will not offer or sell any notes of such series, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
Certain legal matters in connection with the offered debt securities will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and Venable LLP, Baltimore, Maryland. Davis Polk & Wardwell LLP, New York, New York, will pass on the validity of the Notes offered through this prospectus supplement for the underwriters in connection with this offering.
EXPERTS
The financial statements of Tapestry, Inc. as of July 3, 2021 and June 27, 2020, and for each of the three fiscal years ended July 3, 2021 of the Company incorporated by reference in this prospectus supplement, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements have been incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Debt Securities
Common Stock
Preferred Stock
Warrants
Rights
Depositary Shares
Purchase Contracts
Units
We may offer for sale from time to time, either separately or together in one or more offerings, our debt securities, common stock, preferred stock, warrants, rights, depositary shares, purchase contracts and units (collectively, the “securities”).
The specific terms of any securities to be offered will be contained in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in any securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.
We may offer and sell the securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections entitled “About this Prospectus” and “Plan of Distribution” for more information.
Our common stock is listed on the New York Stock Exchange under the symbol “TPR.” Each prospectus supplement to this prospectus will indicate if the securities offered thereby will be listed on any securities exchange.
Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus, and in any documents incorporated by reference herein or therein before investing in our securities.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is February 12, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that Tapestry, Inc., a Maryland corporation, which is also referred to as the “Company,” “Tapestry,” “we,” “us,” “ourselves” and “our,” has filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration procedure. Under this procedure, we may offer and sell at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.
To understand the terms of the securities offered by this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, you should carefully read this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, and any documents incorporated by reference herein or therein. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference. You should also read the documents referred to under the heading “Where You Can Find More Information” for information regarding us and our financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare and distribute a prospectus supplement that will describe the specific amounts, prices and terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.
The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website mentioned under the heading “Where You Can Find More Information.”
We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.
A prospectus supplement will also contain, with respect to the securities being offered thereby, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.
Any underwriters, dealers or agents participating in any offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”
This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at http://www.tapestry.com/investors/. This reference to our Internet address is for informational purposes only and the information contained on or accessible through such Internet address is not and shall not be deemed to be incorporated by reference into this prospectus.
As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
INCORPORATION BY REFERENCE
In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):
•	our Annual Report on Form 10-K for the fiscal year ended June 27, 2020, filed with the SEC on August 13, 2020;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2020 and December 26, 2020, filed with the SEC on November 4, 2020 and February 4, 2021, respectively;
•	our Current Reports on Form 8-K filed with the SEC on July 21, 2020, August 13, 2020, October 29, 2020, November 6, 2020, and December 9, 2020;
•
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 25, 2020 which were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 27, 2020; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, File No. 001-16153, including any amendment or report filed for the purpose of updating such description.
All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including http://www.tapestry.com/, is not and shall not be deemed to be incorporated by reference into this prospectus.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:
Tapestry, Inc.
10 Hudson Yards
New York, NY 10001
Attention: Investor Relations
Telephone: 212-946-8400

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “should,” “expect,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.
Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended June 27, 2020, our Quarterly Reports on Form 10-Q for the quarterly periods ended September 26, 2020 and December 26, 2020, and in our other filings made from time to time with the SEC after the date of this prospectus, as well as:
•	the impact of the novel coronavirus (“Covid-19”) global pandemic on our business and financial results;
•
our ability to successfully execute our multi-year growth agenda under our Acceleration Program (as defined in our Annual Report on Form 10-K for the fiscal year ended June 27, 2020 and incorporated by reference herein);

•	the impact of economic conditions;
•	our ability to control costs;
•
our exposure to international risks, including currency fluctuations, changes in economic or political conditions in the markets where we sell or source our products and increased regulation impacting our global sourcing activities;

•	the risk of cyber security threats and privacy or data security breaches;
•	the effect of existing and new competition in the marketplace;
•	our ability to retain the value of our brands and to respond to changing fashion and retail trends in a timely manner;
•	the effect of seasonal and quarterly fluctuations on our sales or operating results;
•	our ability to protect against infringement of our trademarks and other proprietary rights;
•	the impact of tax and other legislation;
•	our ability to achieve intended benefits, cost savings and synergies from acquisitions;
•	the risks associated with potential changes to international trade agreements and the imposition of additional duties on importing our products;
•	the impact of pending and potential future legal proceedings; and
•	the risks associated with climate change and other corporate responsibility issues.
These factors are not necessarily all of the factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
THE COMPANY
Tapestry, Inc. is a leading New York-based house of modern luxury accessories and lifestyle brands. Tapestry is powered by optimism, innovation and inclusivity. Our brands convey our belief that true luxury is a freedom of expression that ignites confidence and authenticity. Our brands are approachable and inviting and create joy every day for people around the world. Defined by quality, craftsmanship and creativity, the brands that make up our house give global audiences the opportunity for exploration and self-expression. Tapestry is comprised of the Coach, Kate Spade and Stuart Weitzman brands, all of which have been part of the American fashion landscape for over 25 years.
For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”
The Company was incorporated in the state of Maryland in June 2000. Our principal executive office is located at 10 Hudson Yards, New York, New York 10001; Telephone: 212-946-8400.
The Company’s common stock is listed on the New York Stock Exchange and is traded under the symbol “TPR.”

RISK FACTORS
Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES
The following is a general description of the debt securities that we may offer from time to time. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. The debt securities will be issued from time to time under an indenture and applicable supplemental indenture, if any, with respect to any series of debt securities, between us and U.S. Bank National Association, as trustee. The indenture and any supplemental indenture are technical documents with terms that have defined meanings. A prospectus supplement will contain a summary of the indenture and any applicable supplemental indenture. We urge you to read the indenture, any applicable supplemental indenture and the accompanying prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The form of indenture is filed as an exhibit to this registration statement.
General
The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement.
A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.
Brief Description of the Debt Securities
The debt securities may be secured or unsecured. Except as otherwise provided in a supplemental indenture or prospectus supplement, the debt securities will be unsecured and will (i) rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, (ii) rank senior in right of payment to our future subordinated indebtedness, (iii) be effectively subordinated to any of our current or future secured indebtedness, to the extent of the value of any assets securing such indebtedness; and (iv) be structurally subordinated to, which means they rank behind, all of the liabilities of our subsidiaries.
All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities will be effected initially by the trustee or its agent acting as trustee, paying agent or registrar as set forth in the indenture at an office designated by the trustee as its corporate trust office.
Information in the Prospectus Supplement
The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:
•	the title;
•	any limit on the aggregate principal amount;
•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;
•	the maturity date or dates;
•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;
•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;
•	any provisions for the payment of additional amounts for taxes;
•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $2,000 and integral multiples of $1,000 in excess thereof;
•	the terms and conditions on which we may optionally redeem the debt securities;
•	the terms and conditions on which we may be required to redeem the debt securities;

•	any obligation for us to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event, and the terms and conditions of redemption, purchase or repayment;
•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;
•	any changes in or additions to the covenants applicable to the particular debt securities being issued;
•
any additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal and interest, if any, with respect to such securities to be due and payable;

•	the terms and conditions, if any, pursuant to which the debt securities are secured;
•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;
•	any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and
•	any other specific terms of the debt securities.
We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

DESCRIPTION OF CAPITAL STOCK
General
This prospectus describes the general terms of our capital stock. For a more detailed description of our capital stock, you should read the applicable provisions of the Maryland General Corporation Law (“MGCL”) and our charter and bylaws.
Our charter provides that we may issue up to 1,000,000,000 shares of common stock, $.01 par value per share (our “common stock”), and up to 25,000,000 shares of preferred stock, $.01 par value per share (our “preferred stock”), and permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. As of January 22, 2021, there were 277,838,123 shares of our common stock outstanding and no shares of our preferred stock outstanding. Under the MGCL, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
Common Stock
Holders of our common stock generally have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Holders of our common stock are entitled to receive dividends if, as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights, if any, of any other class or series of our stock. All outstanding shares of our common stock are, and any shares offered by this prospectus will be when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.
Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. In uncontested elections, directors are elected by a majority of all of the votes cast in the election of directors, and in contested elections, directors are elected by a plurality of all of the votes cast in the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Power to Classify or Reclassify Shares of Our Stock and Increase or Decrease Authorized Shares of Stock
Our charter (1) authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock and (2) permits our board of directors, without stockholder approval, to amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Prior to issuance of shares of each class or series, the board of directors is required by the MGCL and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the terms of any other class or series of our stock or the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. No shares of our preferred stock are presently outstanding, and we have no present plans to issue any preferred stock.
Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue, at any time and from time to time, up to 25,000,000 shares of our preferred stock in one or more classes or series. Each such class or series shall have such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption as shall be determined by our board of directors and set forth in articles supplementary relating to such class or series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Such rights may include voting and conversion rights which could adversely affect the holders of the common stock. Satisfaction of any dividend or liquidation preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends or liquidation amounts on common stock.
A prospectus supplement, relating to any offered class or series of preferred stock, will specify the following terms of such class or series, as applicable:
•	the designation and par value of such class or series of preferred stock,
•	the number of shares of such class or series of preferred stock offered, the liquidation preference per share and the offering price of such class or series of preferred stock,
•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,
•	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,
•	the provision for a sinking fund, if any, for such class or series of preferred stock,
•	the provision for redemption, if applicable, of such class or series of preferred stock,
•	any listing of such class or series of preferred stock on any securities exchange,
•	the preemptive rights, if any, of such class or series of preferred stock,
•
the terms and conditions, if applicable, upon which shares such class or series of preferred stock will be convertible into shares of our common stock or shares of any other class or series of our stock or other securities, including the conversion price (or manner of calculation thereof),

•	a discussion of any additional material federal income tax consequences applicable to an investment in such class or series of preferred stock,
•	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,
•
any limitations on issuance of any class or series of stock ranking senior to or on parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our Company,

•	any voting rights of such class or series of preferred stock, and
•	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Broadridge Financial Solutions, Inc.

DESCRIPTION OF OTHER SECURITIES
Warrants
We may issue warrants to purchase the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. Additional information regarding any warrants we may offer and the related warrant agreement will be set forth in the applicable prospectus supplement.
Rights
We may issue rights to purchase the securities described in this prospectus. Additional information regarding any rights we may offer, the rights agreement relating to the rights and the rights certificates representing the rights, will be set forth in the applicable prospectus supplement.
Depositary Shares
We may offer depositary shares representing fractional interests in shares of our preferred stock of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a depositary. Depositary shares may be evidenced by depositary receipts issued pursuant to the related deposit agreement. Additional information regarding any depositary shares we may offer, the series of preferred stock represented by those depositary shares and the related deposit agreement will be set forth in the applicable prospectus supplement.
Purchase Contracts
We may issue purchase contracts for the purchase or sale of the securities described in this prospectus. Unless otherwise provided in the applicable prospectus supplement, each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, the securities specified in the applicable prospectus supplement at a specified price or prices, which may be based on a formula, all as set forth in the applicable prospectus supplement. Additional information regarding any purchase contracts we may offer will be set forth in the applicable prospectus supplement.
Units
We may issue units consisting of any of our other securities described in this prospectus. Additional information regarding any units that we may offer will be set forth in the applicable prospectus supplement.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws.
Our Board of Directors
Our charter and bylaws provide that the number of directors of our Company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required by the MGCL, which is one.
We have elected to be subject to a provision of Maryland law requiring that, except as may be provided by our board of directors in setting the terms of any class or series of preferred stock, any vacancy on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.
Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. In uncontested elections, directors are elected by a majority of all of the votes cast in the election of directors, and in contested elections, directors are elected by a plurality of all of the votes cast in the election of directors.
Removal of Directors
We have elected to be subject to a provision of Maryland law that provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:
•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or
•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.
After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to their control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would cause the acquirer to be entitled to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control acquisition by the acquirer. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling by stockholders of a special meeting of stockholders.
We have elected to be subject to the provisions of Subtitle 8 relating to the removal of directors, the filling of vacancies on our board of directors and the board’s exclusive power to fix the number of directorships. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and require, unless called by the chairman of our board of directors, our chief executive officer, our president or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders.
Our charter contains a provision that prohibits us from classifying our board pursuant to Subtitle 8 without the approval of a majority of the votes cast on such matter by the holders of our common stock.
Extraordinary Actions; Amendments to Our Charter and Bylaws
Under the MGCL, a Maryland corporation generally cannot dissolve, merge, consolidate, convert, sell all or substantially all of its assets or engage in a statutory share exchange, unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage but not less than a majority of all the votes entitled to be cast on the matter. Our charter provides for approval by a majority of all the votes entitled to be cast in these situations.
Our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors has the power to amend, alter or repeal any provision of our bylaws and to make new bylaws. In addition, our stockholders may amend, alter or repeal any provision of our bylaws and adopt new bylaws, but only with the approval of a majority of the votes entitled to be cast on the matter.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any director or officer or other employee to us or to our stockholders, (c) any action asserting a claim against us or any director or officer or other employee arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any director or officer or other employee that is governed by the internal affairs doctrine shall be the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.
This exclusive forum provision is intended to apply to claims arising under Maryland state law and would not apply to claims brought pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Advance Notice of Director Nominations and New Business
Our bylaws provide that:
•
with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our board of directors; or
•
by a stockholder who was a stockholder of record as of the record date set by the our board of directors for the purposes of determining stockholders entitled to vote at the annual meeting, at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

•
with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or
•
provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record as of the record date set by the our board of directors for the purposes of determining stockholders entitled to vote at the special meeting, at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.
Proxy Access Procedures for Qualifying Stockholders.
Our bylaws permit a stockholder, or a group of up to 20 stockholders, that owns 3% or more of our common stock continuously for at least three years and through the date of the annual meeting (and any postponement or adjournment thereof) to nominate and include in our proxy materials candidates for election as directors of the Company, subject to certain terms and conditions. Generally, such stockholder(s) or group(s) of stockholders may nominate director candidates constituting up to the greater of two individuals or 20% of our board of directors, provided that the stockholder(s) and the director nominee(s) satisfy the eligibility, notice and other requirements specified in the Bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our election to be subject to the provisions of Subtitle 8 regarding the removal of directors and the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our common stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

PLAN OF DISTRIBUTION
We may offer and sell the securities in any one or more of the following ways:
•	to or through underwriters, brokers or dealers;
•	directly to one or more other purchasers;
•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the debt securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;
•	otherwise through a combination of any of the above methods of sale; or
•	through any other methods described in a prospectus supplement.
Each time we sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:
•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;
•	any commissions allowed or paid to agents;
•	any securities exchanges on which the securities may be listed;
•	the method of distribution of the securities;
•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and
•	any other information we think is important.
If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to such prevailing market prices;
•	at varying prices determined at the time of sale; or
•	at negotiated prices.
Such sales may be effected:
•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in transactions in the over-the-counter market;
•
in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or
•	through other types of transactions.
The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.
Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.
Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements that may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses. Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent will be in amounts to be negotiated in connection with transactions involving securities and might be in excess of customary commissions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.
The applicable prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the securities or the distribution of this prospectus and the applicable prospectus supplement in specified jurisdictions outside the United States.
Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would be otherwise be. The underwriters are not required to engage in any of these activities, and if commenced, the underwriters may discontinue any of these activities at any time. An underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.
The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. In an underwritten offering of securities, the underwriters will expect to deliver the securities against payment therefor on or about a date that will be specified on the cover page of the applicable prospectus supplement.
To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
This prospectus and an applicable prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in connection with any offering of securities or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent, selling group member or affiliate thereof, prospective investors may be allowed to place orders for the purchase of securities online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.
Other than this prospectus and an applicable prospectus supplement in electronic format, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any of the underwriters, dealers, agents or selling group members in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement.

LEGAL MATTERS
Certain legal matters in connection with the offered securities will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York and Venable LLP, Baltimore, Maryland. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements, and the related financial statement schedules of Tapestry, Inc., incorporated by reference in this prospectus and the effectiveness of Tapestry, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

TAPESTRY, INC.
$500,000,000
3.050% Senior Notes due 2032
PROSPECTUS SUPPLEMENT
November 16, 2021

Joint Book-Running Managers
BofA Securities	J.P. Morgan	HSBC
Citigroup	TD Securities
Senior Co-Managers
Goldman Sachs & Co. LLC	US Bancorp	Wells Fargo Securities
Co-Managers
BNP PARIBAS	Loop Capital Markets	MUFG	PNC Capital Markets LLC